TO CONRAIL SHAREHOLDERS:

                              NORFOLK SOUTHERN'S
                          NEW $110, ALL CASH OFFER IS
                           SUPERIOR IN EVERY RESPECT

          COMPARE IT TO CSX'S FRONT-END LOADED, "CRAM DOWN" OFFER

  NORFOLK SOUTHERN'S SUPERIOR OFFER   CSX'S INFERIOR "CRAM DOWN" OFFER
  $110 per share.                     $93.28 blended value per share.*

  $9.9 billion in consideration to    $8.4 billion in consideration for
  Conrail shareholders ($1.5 billion Conrail shareholders.* more than CSX's proposal).

  100% cash.                          60% stock/40% cash.
  Up to 100% of the shares can be     Only 40% of the shares can be pur-
  purchased through a voting trust    chased through a voting trust mecha-
  mechanism in the near term.         nism in the near term.

  No continued equity risk.           The value of the back-end stock will
                                      fluctuate with price of CSX stock,
                                      and there is no downside protection.

  Consistent with the purpose that Exactly the kind of two-tiered, co-the Pennsylvania Fair Value Stat- ercive offer that the Pennsylvania
  ute was intended to achieve.        Fair Value Statute was intended to
                                      address.
  Norfolk Southern assumes regulato-  Conrail shareholders assume regula-
  ry risk.                            tory risk with respect to the back-
                                      end CSX shares -- 60% of CSX's con-
                                      sideration.

  MAXIMIZES SHAREHOLDER VALUE.        DOES NOT MAXIMIZE SHAREHOLDER VALUE.

   *Based on the closing sale price of CSX common stock on November 7, 1996

HERE'S HOW YOU CAN HELP YOURSELF AND PROTECT YOUR CONRAIL INVESTMENT:

(X) Tender into Norfolk Southern's superior offer. Don't tender into CSX's "cram down" offer.
(X) Vote NO on Norfolk Southern's GOLD proxy card on Conrail's proposals to "opt out" of Pennsylvania's Fair Value Statute and to adjourn the special meeting.
(X)  Ask the Conrail Board why:
     -- It doesn't take actions to remove its own roadblocks to the Norfolk
        Southern offer.
     -- It is trying to force the inferior CSX deal on Conrail's shareholders. -- It isn't pursuing a course that takes into account the best interests of Conrail's shareholders.

           [Graphic:  Box with checkmark above the words "VOTE NO"]

                          [Norfolk Southern Logo]

November 11, 1996 Important: If you have any questions, please call our solicitor, Georgeson & Company Inc. toll free at 1 800-223-2064. Banks and brokers call 212-440-9800.